ALCOA



2006 Sustainability Highlights

CEO Statement

Our inclusion in the 2006 Dow Jones Sustainability Index (DJSI)—the fifth year we've been listed as one of the most sustainable companies in the world—is a great honor. It reflects our hard work and the value we place as a company on sustainability.

Sustainability is not a theoretical exercise, but one with a clear goal: to deliver net long-term benefits to our shareowners, employees, customers, suppliers, and the communities in which we operate.

While it's an honor to be part of the DJSI, I want to stress that it's not the media attention or public recognition that's really important. It's all about everyday performance in search of excellence. As with our Alcoa Business System and safety initiatives, we can't be satisfied with today's performance. We strive for continuous improvement. To paraphrase an old saying, "The price of a sustainable company is eternal vigilance." Sustainability, by its very nature, is a long-term commitment, and there is much more to do.



Alain J. P. Belda
Chairman and Chief Executive Officer

The key to performance is engagement—engagement at all levels, in all our communities, by each and every employee. We've seen it at work. In 2006, our board of directors reviewed our Alcoa/Landsvirkjun Sustainability Initiative in Iceland and also visited that country, which is a good example of where we've made progress. When Alcoa first entered Iceland in 2001, we faced mistrust and opposition. Today, we have earned strong support from a majority of Icelanders. By establishing an advisory group and working with community organizations, government leaders, and citizens, we achieved understanding and cooperation that's allowed us to bring new economic growth to the region while protecting the environment.

Also in 2006, three of our board members visited the new bauxite mine we are opening in the Amazon in Brazil. They engaged with leaders in the communities and authorities in the region and visited other projects in the area. These visits not only directly connect our board members with our stakeholders, they also underscore the importance the board places on sustainability issues.

In every location and project, we take great care to engage with all interested parties. And, as we learned in Iceland, success is possible, because engagement and partnerships lead to mutual respect and a common ground from which to move ahead.

We have made additional progress in our sustainability journey, as evidenced by the following 2006 highlights:

- More than 140 current and future leaders in the field of conservation and sustainability gathered in Brussels for the first Alcoa Foundation Advancing Sustainability Conference, which is part of the six-year, US$8.6 million Alcoa Foundation Conservation & Sustainability Fellowship Program.
- We held a global water summit attended by more than 40 Alcoa employees and several invited external experts in sustainable water management to raise the awareness of the sensitivity of fresh water availability in certain regions of the world, allow best practice sharing, and identify several projects aimed at reducing water use.
- 69% of our operating locations operated without any environmental non-compliance incidents, up from 68% in 2005.

- We posted the highest annual sales (US$30.4 billion) and income from continuing operations (US$2.2 billion) in our company's history.
- Between 2002 and 2006, the proportion of all recordable injuries that were ergonomic-related declined 44%; the proportion of lost workday cases due to ergonomic issues fell 22% during the same period.
- 82.3% of our reporting locations had zero lost workdays compared to 61.5% the prior year, while 45.2% of our locations had zero recordable injuries compared to 31.4% in 2005.

Although our lost workday and total recordable rates remain significantly below national averages, we remain disappointed in our efforts to eliminate fatalities. Two Alcoa employees and four contractor employees died at our facilities in 2006. This is unacceptable and inconsistent with our pledge to value human life above all else. We are managing our risks accordingly by increasing the level of global focus and attention we place on fatality prevention. Additional details about this and other actions taken can be found in the Safety section of our online sustainability reporting.

Another major initiative started in 2006 and announced in January 2007 was our joining nine highly esteemed U.S.-based companies and four leading environmental organizations to call on the U.S. government to quickly enact strong national legislation to achieve significant reductions of greenhouse gas emissions. Additional information on the U.S. Climate Action Partnership, including the partners' specific recommendations for U.S. climate policy, can be found in the Climate Change section of www.alcoa.com.

Becoming a sustainable company is not easy, and it cannot happen overnight. It is about people and doing the right things—everyday and always—while continuously investing in the future. By remaining committed to continuous improvement, active engagement, and community partnerships, we are well on our way to achieving our strategic vision for 2020.

As always, we welcome your feedback about both our sustainability performance and reporting structure and encourage you to send an email to sustainability@alcoa.com or complete our online survey at www.alcoa.com/go/sustainability survey.

Alain J. P. Belda
Chairman and Chief Executive Officer

Table of Contents

Forward-Looking Statements

Certain statements in this report relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those containing such words as "anticipates," "believes," "estimates," "expects," "hopes," "targets," "should," "will," "will likely result," "forecast," "outlook," "projects" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Some of the important factors that could cause actual results to differ materially from those in the forward-looking statements include: material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; the company's inability to mitigate impacts from rising energy and raw material costs, employee benefit costs, or other cost inflation; the company's inability to achieve the level of cost savings, productivity improvements or earnings or revenue growth anticipated by management; political and economic risks associated with foreign activities, including fluctuations in foreign currency exchange rates or changes in the laws or governmental regulations or policies in the countries in which Alcoa operates; significant legal proceedings or investigations or the disposition of current proceedings or investigations other than as anticipated by Alcoa's management; changes in Alcoa's relationships with, or a significant downturn in the business or financial condition of, key customers or suppliers; and the other risk factors summarized in Alcoa's Form 10-K for the year ended December 31, 2006 and other SEC reports.



Sustainability & Alcoa

At Alcoa, sustainability is defined as using our values to build financial success, environmental excellence, and social responsibility through partnerships in order to deliver net long-term benefits to our shareowners, employees, customers, suppliers, and the communities in which we operate.



Living Our Values
Environmental Excellence
Long-term Business Success
Good Governance
Social Responsibility

Adapted from Shell 2003.

Our commitment to sustainability has a long history and is evident every day—from the way we live our values to our strategic framework for sustainability supported by clear targets for measuring progress toward achievement of Alcoa's vision for 2020.

While we have developed a corporate approach to sustainability, implementation occurs at the local level. In 2006, we made great progress in integrating sustainability into our business units and operating locations. For example, many of our business units are using workshops and other methods to engage customers, management, employees, communities, and other stakeholders in sustainability initiatives, leading to strategies and action plans.

Within Alcoa's Global Foil business, the leadership team is developing a global sustainability roadmap to differentiate its products through the three pillars of sustainability and leverage those benefits upstream to customers. This sustainability effort

Community Stakeholders Help Develop Environmental Improvement Plans

Neighbors, employees, and community and government stakeholders have a direct role in helping improve the environmental performance at specific locations within Alcoa's Australian operations.

Representatives from these stakeholder groups help each location develop an environmental improvement plan (EIP), which sets out targets and actions aimed at continually improving environmental performance. EIPs provide detailed information on existing and planned activities in areas ranging from water conservation and waste management to air quality, noise, energy efficiency, and land management and rehabilitation.

Because the process also includes detailed reporting of progress against the plan, EIPs provide an effective tool for stakeholders to measure Alcoa's performance in meeting the agreed-upon targets.

The first EIPs were created by Alcoa's Victorian locations as part of their licensing requirements. In 2006, Alcoa locations in Western Australia and New South Wales voluntarily published their first EIPs, building on the experience of the Victorian operations. The Western Australian EIPs were the first in that state and considered a new benchmark for other industries by the state government.



Janet Moore (far left) and other members of the Kwinana EIP group.

Janet Moore, who lives near the Kwinana refinery's bauxite residue storage area, helped develop that Western Australia location's EIP.

"The EIP process was a constructive experience for everyone who was involved in it," said Moore. "We were able to provide input into the plan. At the same time, the process created an avenue to provide information to the community."

She adds, "Working together on the EIP has helped build healthier relationships between Alcoa and the community, because it has given us a better understanding of each other. I'm hopeful that the EIP will help us live together more sustainably in the future."

Examples of these plans can be found on Alcoa's Australian operations website at www.alcoa.com/australia.

involves seeking input from key stakeholders in the value chain, such as consumers and industry thought leaders, to identify their sustainability requirements and how Alcoa's products can help achieve them.

In Europe, we formed a sustainability network and appointed a sustainability coordinator to oversee and drive our efforts. In Canada, a provincial advisory group comprising eight stakeholders representing key perspectives and five Alcoa representatives was formed in 2006 to advise Primary Metals Canada on how best to integrate sustainability to meet the expectations of society. Within the United States, a number of locations have held sustainability workshops with both the plant leaders and their community boards to discuss mechanisms for stronger and more effective engagement.

We were recognized for our sustainability efforts through inclusion in the Dow Jones Sustainability Index for the fifth time and being named one of the most sustainable companies in the world at the World Economic Forum in Davos, Switzerland, for the second (2006) and third (2007) years in a row.

2020 FRAMEWORK

Our 2020 Strategic Framework for Sustainability, developed in 2000, has been very successful in raising awareness of environment, health, and safety issues at all levels within the company and driving improvement in these areas.

As part of our systematic approach to integrating economic, social, and environmental aspects throughout our business, we reviewed and updated the existing framework and supporting targets and metrics in 2005 to make them more comprehensive in terms of sustainability principles.

In January 2006, the Alcoa Executive Council approved the interim framework, and we sought input throughout the year from our external stakeholders regarding the framework and supporting targets and metrics before finalization.

We are continuing to review the metrics both internally and externally. Within our operations, we looked at the capacity of our Primary Products group to deliver on the 2020 goals by evaluating future growth projects and various scenarios to determine if the group could deliver its share of the required reductions. This work is continuing and will be used to finalize the targets and metrics.

Although the framework is still in draft form, we are reporting on our progress against the metrics. Additional information can be found online at www.alcoa.com/sustainability. If you would like to provide feedback on the framework, please send an email to sustainability@alcoa.com.

		Draft Target	Draft Metric	Progress Achieved Through Year-End 2006
Economic Benefit	1	Maintain a strong balance sheet	Debt-to-total capitalization consistently between 30% and 35%	30.6%
Respect & Protect People: Employees	2	Elimination of occupational illnesses and injuries	Zero fatalities	Six fatalities
			Zero lost workday rate	0.07 lost workday rate
			Zero total recordable injuries	1.13 total recordable rate
			From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable noise levels by 2008	4%
			From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable workplace exposure to chemicals by 2008	4%

		Draft Target	Draft Metric	Progress Achieved Through Year-End 2006
Respect & Protect People: Employees *(continued)*	3	Healthy workforce	Number of employees participating in healthy workforce initiatives	96% of established locations had health promotion activities (We currently do not aggregate employee participation data at the corporate level.)
	4	Ensure a workforce that reflects the diversity of the communities everywhere we operate	*Further consultation required for metric to be developed*	
	5	Increase workforce performance	100% of salaried employees receiving annual performance feedback by 2006	82%
Respect & Protect People: Communities	6	All Alcoa operations understand the communities in which they operate	100% of manufacturing locations will implement the Alcoa Community Framework by 2010	85% of worldwide operating locations had established community programs
	7	Contribute to healthier, safer, and more sustainable communities everywhere we operate	40% of employees within a business unit or region volunteered in the community through ACTION, Bravo!, or Month of Service	ACTION: 7.32% Bravo!: 5.45% Month of Service: 12.29% Percentages by region can be found in the Community section of the online reporting.
Safe & Sustainable Products	8	Increase recycling of aluminum	25% recycled aluminum content in fabricated products by 2010; 50% by 2020	Ratio of purchased scrap to total fabricated product shipments was 28%. However, the total amount of recycled metal in our products is somewhat lower since a portion of the purchased scrap would have been included in primary ingot sold to third parties.
Meet the Needs of Current and Future Generations through Efficient Resource Use	9	Improve resource use to reduce environmental "footprint"	**From base year 2005:** 10% reduction in selected material use by 2010 • 2006: Collect data • 2007: Commence reporting **From base year 2000:** 50% reduction in landfill waste by 2007; 75% reduction by 2010; 100% reduction by 2015	Businesses have worked to identify major raw materials for which a reduction target could be considered. 57%

		Draft Target	Draft Metric	Progress Achieved Through Year-End 2006
Meet the Needs of Current and Future Generations through Efficient Resource Use *(continued)*	9	Improve resource use to reduce environmental "footprint"	Reduce energy intensity by 10% by 2010	We are pursuing several production transformation projects that, if successful, will allow us to achieve this goal.
			60% reduction in process water by 2009; 70% by 2010	24%
			From base year 1990: 25% reduction in greenhouse gas emissions by 2010. Assuming success with the inert anode technology, a 50% reduction by 2010	26%
	10	Practice cleaner production to reduce environmental emissions/impacts	**From base year 2000:** 60% reduction in sulfur dioxide (SO_2) by 2010	15%
			50% reduction in volatile organic compounds (VOCs) by 2008; 60% reduction by 2010	36%
			30% reduction in nitrogen oxides (NOx) by 2007; 50% reduction by 2010; 85% reduction by 2015	35%
			80% reduction in mercury emissions by 2008; 90% reduction by 2010; 95% reduction by 2015	2%
			Zero process water discharge by 2020	Initial efforts to control process water discharge are being managed through the process water reduction target.
Accountability & Governance	11	High audit performance	No material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to adversely affect Alcoa's ability to record, process, summarize, and report financial information	Alcoa continued to meet the goal of no material weaknesses in the design or operation of internal controls over financial reporting.
	12	Ethics and compliance	Resolution of 90% of cases reported on the Compliance Line within 12 working days by 2009	36% of cases reported in 2006 were resolved within 12 working days

Providing this clear measurement of our progress both internally and externally will lead to stronger tactical planning for businesses through an integrated approach.

Profile

REPORTING PROFILE

To give stakeholders access to more detailed and current information on our sustainability performance, we offer online reporting (www.alcoa.com/sustainability) supplemented by a year-end highlights document. The more extensive information and data contained in our online reporting is updated throughout the year, making our sustainability reporting more relevant and timely.



Song Yong
EHS Manager,
Alcoa Shanghai Aluminum Products, China

"Sustainability requires harmony between the time period when the company exists, the environment in which the company is located, and the people with whom the company works."

The information in this 2006 highlights document is for Alcoa's global operations during the period January 1 through December 31, 2006, unless otherwise noted.

Sustainability reporting is one part of our commitment to reporting. It should be read in conjunction with the 2006 Alcoa Annual Report, Form 10-K for the year ended December 31, 2006, and other information contained on www.alcoa.com to gain a broader perspective of our environmental, social, and economic performance.

ORGANIZATIONAL PROFILE

Active in all major aspects of the aluminum industry, Alcoa is the world's leading producer and manager of primary aluminum, fabricated aluminum, and alumina facilities. We serve the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of our businesses as a single solution to customers.

In addition to aluminum products and components, we also market consumer brands that include Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among our other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks.

Alcoa At-A-Glance 2006

Total Revenues	US$30.4 billion
Number of Employees	123,000
Countries with Operations	44
Combined Alcoa, Alcoa Foundation Giving	US$42.3 million

2006 Third-Party Revenues by Segment

(billions of US dollars)


Alumina 2.8
Flat-Rolled Products 8.3
Packaging and Consumer 3.2
Extruded and End Products 4.4
Engineered Solutions 5.5
Primary Metals 6.2

Alcoa Locations Worldwide



Location Categories

- *Bauxite, Alumina, and Chemicals*
- *Primary Aluminum*
- *Fabricated Aluminum Products*
- *Packaging and Consumer Products*
- *Castings and Related Products*
- *Related Products*
- *Technical Center*
- *Corporate*

A complete listing of current locations is available at www.alcoa.com.



Corporate Governance

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers, and employees to conduct business in compliance with our Business Conduct Policies, and we survey compliance with these policies on an annual basis.

The Alcoa Board of Directors has adopted a number of policies to support our values and good corporate governance, including corporate governance guidelines, board committee charters, director independence standards, related person transaction approval policy, and a code of ethics for the chief executive officer, chief financial officer, and other financial professionals. All of these documents are available on www.alcoa.com. Printed copies are also available at no charge by sending a request to Alcoa, Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858, or by calling (412) 553-3905.

In 2006, we earned the following recognitions for our corporate governance efforts:

- **Excellent Standard of Corporate Governance**—GovernanceMetrics International
- **Best Ethical Score among 18 International Metals/Mining Companies**—Mining & Metals Industry Report Prepared by Covalence
- **Top Ten Company**—2005 Covalence Ethical Ranking *(Also #8 in the best ethical score; #3 in the best ethical progress; and #1 in the mining/metals sector)*
- **Top Company on Climate Change and Governance**—Ceres

More extensive information, including concerning our board of directors, can be found on www.alcoa.com.

HUMAN RIGHTS

Alcoa has historically established a global position on human rights. This position has been guided by our fundamental belief in our values and supporting principles.

Beginning in 2007, we will require certification of adherence to our human rights policy as part of our annual business conduct survey process. We will also reinforce the policy's importance through our web-based ethics and compliance training program that is deployed to 14,000 decision-making employees worldwide.

A Stakeholder Perspective on Alcoa

The following was written by Sister Susan Mika of the Benedictine Sisters in San Antonio, Texas.

Since 1995, members of the Interfaith Center on Corporate Responsibility, an association of 275 faith-based institutional investors with a combined portfolio value estimated at US$110 billion, have met regularly with representatives from Alcoa in a constructive dialogue. The shareholder dialogue group has worked to explore how the company identifies and manages the social and environmental risks of its projects and how it protects human rights, consistent with respect for human dignity and International Labor Organizations' core labor standards.

The dialogue with Alcoa has two components. The first is focused on fair treatment of workers at Alcoa's plants in Mexico, including those in Ciudad Acuña and Piedras Negras. The goal of these discussions is to establish consistent standards for workers' health and safety and to promote a fair and dignified quality of life for workers and their communities.

Alcoa has engaged with shareholders and local workers, where workers raise their issues directly to top management in an attempt to get problems resolved at the plant level. Participants in our discussions have included the president of AFL Automotive (formerly Alcoa Fujikura Ltd.), who has met with religious shareholders and workers every six to eight months, usually in San Antonio, Texas, or Mexico, since 1996. During these years, workers have, at times, attended annual meetings so their voices might be heard.

The second component is focused on Alcoa's corporate policies. Religious shareholders pressed Alcoa to adopt a human rights policy. A statement was adopted in 2001 and has been adopted as a policy that will be implemented throughout the company. In addition, shareholders have filed resolutions and had dialogues on sustainability reporting. Shareholders have given the company feedback on report drafts and have seen improvement over time in the level of detail in Alcoa's sustainability reports, which have been based on the Global Reporting Initiative (GRI) guidelines.

In future reports, the religious shareholders encourage additional discussion about deep-seated challenges facing the company, including its ability to negotiate the balance between its development, environmental protection, and acceptance by communities of its projects.

A few examples of challenges not easily resolved and, in some cases, requiring the involvement of many players include: programs to reduce dependence on water and minimize discharges to the environment; minimization of employee layoffs; movement of production to countries with lower wages; development of guidelines to engage with communities impacted by Alcoa's smelter projects; and hydropower plants and other projects in fragile areas in Brazil and Iceland.



Environment

Operating in a manner that protects and promotes the health and well-being of the environment is a core value to Alcoa.

We have made significant progress against many of our goals from the 1990 or 2000 baseline, including reductions in greenhouse gases and landfilled waste. In other areas, such as water use and mercury reductions, our progress has been more challenging.

The foundation of our performance continues to be our corporate-level environment, health, and safety (EHS) management system, which was certified to the ISO 14001 standard for the third year in a row in 2006.

MATERIAL USE & RECYCLING

We mine bauxite, lignite, coal, and other minerals. We convert the bauxite to aluminum oxide and then to aluminum through processes that use fuels, caustic soda, lime, petroleum coke, coal tar pitch, aluminum fluoride, other chemicals, and water. We also use fuels and hydroelectric facilities to produce electrical energy. In addition, we manufacture a wide variety of products from plastics for the packaging, construction, and transportation markets.

We are aware of the importance of materials flow throughout the economies of the world, and we recognize the need to make efficient use of all raw materials and natural assets. In 2006, we discussed and engaged in material flow analysis with external stakeholders, including the International Aluminium Institute, European Commission—Joint Research Centre (IPTS), the International Energy Agency (Energy Efficiency Division), and researchers at Yale and Tsinghua universities.

In the last few years, we have been a leader in finding ways to transform spent pot lining (SPL)—the carbon and refractory lining of aluminum smelting pots that have reached the end of their service life—into a raw material for other industries. In 2006, we led a taskforce that developed a global voluntary objective, adopted by the board of the International Aluminium Institute, to ultimately convert all generated SPL as feedstock for other industries or to re-use and/or process all SPL in our facilities.

In Western Australia, we have developed a new process to neutralize bauxite residue, the aluminum industry's highest volume solid waste. The process utilizes carbon dioxide for the neutralization, achieving the double benefit of making alumina refinery waste potentially re-usable while sequestering a greenhouse gas. Our first residue carbon capture plant is operating at the Kwinana refinery, and we plan to apply the process at all of our alumina refineries.

Recycled metal continues to be an important source for our basic material. In spite of high global demand for scrap aluminum, we increased purchases of recycled aluminum by 20% in 2006.

Aluminum Metal Recovered by Alcoa from Purchased Scrap
(thousands of metric tons)



2000
712
2002
768
2003
696
2004
625
2005
821
2006
984
0
200
400
600
800
1,000

ENERGY

Alcoa has emphasized energy efficiency since the early days of the company. In 2006, we implemented the development of an innovative slotted anode (electrode for aluminum smelting) that was awarded the State of Indiana's Governor Award for Environmental Excellence in the energy efficiency category.

We have partnered with a utility in Western Australia and are using the

Distribution of Total Energy Used *(percent)*

	Oil	Gas	Coal	Hydro	Grid[1]
2000	8.5	17.6	34.5	36.7	2.7
2002	8.7	17.8	32.8	37.6	3.0
2003	8.5	17.0	35.4	36.1	3.0
2004	9.1	17.4	36.1	34.3	3.0
2005	9.2	16.9	33.7	37.1	3.0
2006	8.5	15.0	25.2	36.1	15.2

[1]Purchased electricity where the source of the power is not fully defined.
Represents distribution of gigajoules from all purchased and self-generated electricity plus all fuel used.

waste heat from a natural gas power generating station to supplement our energy needs at the Pinjarra alumina refinery. The first of four of these gas-fired cogeneration power plants was formally commissioned in 2006.

We initiated solar installations at some of our facilities in 2006, and we used biodiesel fuel at four U.S. and Brazilian locations. We also continue to explore and develop hydroelectric resources and other renewable energy sources where possible.

WATER

Meeting our goal of a 60% reduction in water use by 2009 and 70% by 2010 from a base year of 2000 remains a challenge. In 2006, we achieved a modest improvement, increasing our reduction to 24%. Further reduction will require our businesses that use significant amounts of water to focus on operating practices and/or projects that will allow us to maximize the recycling of process water.

In 2006, we held a global water summit attended by more than 40 Alcoa employees and several invited external experts in sustainable water management to raise the awareness of the sensitivity of fresh water availability in certain regions of the world, allow best practice sharing, and identify several projects aimed at reducing water use. In 2007, we intend to complete a risk profile for our significant water use plants to allow us to prioritize future projects in regions where action is most needed.

We also continue to improve the quality of our wastewater and are

Tapping into Nature to Reach Zero Process Wastewater Discharge

A sprayfield populated with a stand of "thirsty" trees at Alcoa's Mt. Holly smelter in South Carolina has the potential to save the facility US$75,000 in annual water discharge costs and achieve zero process wastewater discharge by 2012.

Historically, Mt. Holly discharged 265 cubic meters (70,000 gallons) of process wastewater—the vast majority from the casthouse cooling system—to the county wastewater treatment plant each day. No pretreatment was necessary for the water, which met all government requirements.

To reduce its water discharge amounts, the facility developed a one-hectare (2.5-acre) pilot sprayfield that consists of a network of underground pipes for carrying process wastewater. The pipes are connected to sprayhead risers placed approximately nine meters (30 feet) apart. Half of the pilot plot was planted with fast-growing hybrid poplar trees that, at maturity, can use up to 95 liters (25 gallons) of water per day per tree. The other half was left with the existing



grass vegetation to determine which would use the most water.

By 2006—the fourth growing season—most of the 1,160 trees were more than nine meters (30 feet) tall and using significantly more process wastewater than the grass. As a result, Mt. Holly is currently able to apply 27% of its process wastewater to the sprayfield.

The facility has initiated a capital project to take the sprayfield to full scale, which would require an additional 2.8 hectares (seven acres) of sprayfield for the 6,900 trees needed to handle all of the annual process wastewater.

Once the trees reach maturity—2012 if planted in 2007—Mt. Holly would achieve Alcoa's global goal of zero process wastewater discharge and save US$75,000 annually in wastewater discharge costs. For the community, the discharge elimination will allow the sanitation authority to meet increasing industrial and residential demand without a capital investment to enlarge its facility.

This is not the first innovative water management system at Mt. Holly. The facility previously implemented two techniques that also use nature to reduce and treat stormwater runoff.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

striving to reduce the volume discharged. In some refineries, like those in Western Australia and Jamaica, we have already achieved our goal of zero discharge of process water by 2020.

Total Process Water Use
(millions of kiloliters)



2000
136.5
2002
111.3
2003
103.8
2004
98.6
2005
105.7
2006
103.4
0
20
40
60
80
100
120
140

Increase between 2004 and 2005 due to increased production.

BIODIVERSITY

Consistent with Alcoa's environmental policy and our published position on sustainable development, we actively endorse the concept of conservation of biodiversity by operating worldwide in a manner that minimizes effects on natural habitats and biological resources.

In 2006, we sustained significant advances in the rehabilitation programs for two of our mines. In Guinea, a record 250 hectares (618 acres) were rehabilitated to a combination of native dry savannah vegetation and tree crops, mainly cashew nut. In Suriname, a pilot rehabilitation program aims to restore the native forest to most of the areas. Initial results are very encouraging, with a wide diversity of native plants emerging from seed stored in the topsoil and forest litter. Eighty-five hectares (210 acres) of the legacy mines were rehabilitated in 2005, with a further 128 hectares (316 acres) completed in 2006.

We also established small trial plantations of the oil crop jatropha, which can be processed into biodiesel, on mined land in Suriname in 2006. This is part of our investigations to examine sustainable economic opportunities for the local community after the mine closes.

Mining Land Disturbed/Land Rehabilitated
(hectares)



Area Disturbed (annual)
Area Rehabilitated (annual)
Open Mine Area (cumulative)
0
2,000
4,000
6,000
8,000
10,000
2000
995
1,172
7,626
2002
974
834
7,318
2003
1,221
824
7,002
2004
1,071
1,026
6,960
2005
2,097
1,276
7,668
2006
1,235
1,634
7,468
0
600
1,200
1,800
2,400
3,000

Area disturbed means annual land used in each reported year for mining or for mining infrastructure (roads, shops, crushing equipment, conveyors). Area rehabilitated means annual land returned to nature or to productive use (such as farming) after mining or decommissioning of mine infrastructure in each reported year. Open mine area is the cumulative area of land that has not been rehabilitated (including active mines and land used for mining infrastructure). One hectare equals approximately 2.5 acres.

The increase in bauxite production in Alcoa mines has resulted in the increase in the amount of land disturbed on an annual basis. We expect the area rehabilitated to equal the area disturbed when averaged over time. A large area of disturbed land in 2005 in Africa was due to establishment of infrastructure for a new mining area at the Sangaredi mine in Guinea. The large area of disturbed land in 2005 in North America was for establishment of the new Three Oaks coal mine and re-grading of final pit slopes as part of the closure of the Sandow mine. Both are in Texas, USA.

Smelter Effort Reduces Emissions, Costs with No Capital Investment

An effort to reduce potroom emissions and chemical exposures at Alcoa's San Ciprián, Spain, smelter through the use of the Alcoa Business System has resulted in significant reductions and annual energy consumption and maintenance savings of more than US$1 million annually—all achieved without any capital investment.

The project, initiated in early 2004, focused on three goals:

- Reduce the generation of greenhouse gases by reducing the frequency and duration of anode effects (an undesired side reaction in the smelting pot that generates greenhouse gases).
- Optimize the dry scrubbing exhaust system in terms of flow and scrubbing efficiency.
- Optimize work methods and procedures to reduce employee exposures.

To achieve these results without any capital investment, the location employed Alcoa Business System methodologies, such as daily management and root-cause problem solving, and engaged the operators to both problem solve and find creative solutions to the technological challenges.

Examples of the extensive actions taken include a detailed anode effect root-cause database to analyze each anode effect on a shift-by-shift basis; process and equipment adjustments on the scrubbers to increase effectiveness and efficiency; and a multilevel performance management system on the potroom floor and for the dry scrubber operations to optimize work methods and procedures.

By mid-2006, San Ciprián had reduced anode effects by more than 50%, achieving the best results within the entire Alcoa system. Due to this effort, greenhouse gas emissions per ton of aluminum produced have been reduced by almost 40%. Other results include a 40% reduction in hydrogen fluoride exposure, a nearly 50% reduction in fluoride emissions, and a 60% increase in flow to the dry scrubbers.


Environment

EMISSIONS, EFFLUENTS, & WASTE

While our ultimate goal is to eliminate the waste created, we very closely manage the wastes we do generate, using modern technology for discharge treatment and control and a very robust environmental compliance tracking system.

In 2006, we maintained our target of reducing greenhouse gas (GHG) emissions by 25% below 1990 levels despite our continuous growth. We also joined nine highly esteemed U.S.-based companies and four leading environmental organizations to call on the U.S. government to quickly enact strong national legislation to achieve significant reductions of greenhouse gas emissions.

Since 2000, we've reduced our total VOC emissions by 36%, NOx by 35%, SO_2 by 15%, and fluoride by 22%. The reduction of mercury emissions has proved to be a more significant challenge. It is now apparent that we will not meet the 2008 timeframe for achieving our targeted 80% reduction from 2000 levels. Our alumina refining operations are working diligently on potential solutions to this issue, and we will be establishing a revised timeline for meeting our goal later in 2007.

Emissions

	Direct GHG Emissions *(million metric tons of CO_2 equivalents)*	SO_2 *(thousands of metric tons)*	NOx *(thousands of metric tons)*	VOCs *(thousands of metric tons)*	Mercury *(thousands of kilograms)*	Fluoride *(kilograms/metric ton of aluminum produced)*
2000	38.3	309.2	65.7	18.7	4.35	0.95
2002	33.5	276.7	52.1	15.7	3.18	0.89
2003	33.7	289.1	53.6	13.2	3.50	0.84
2004	33.7	291.4	51.3	11.6	4.16	0.83
2005	34.4	271.6	44.7	11.6	3.99	0.80
2006	33.9	261.5	42.6	11.9	4.24	0.74

Alcoa measures its progress on GHG emissions against a 1990 baseline, which was 46.1 million metric tons. The fluctuation in mercury emissions is directly linked to variation in the amount of bauxite processed in our refineries.

Waste

	Total Wastes Generated *(millions of metric tons)*	Total Wastes Landfilled[1] *(thousands of metric tons)*	Total Wastes Sold or Recycled *(thousands of metric tons)*
2000	1.76	858	888
2002	1.82	527	1,064
2003	1.64	474	1,259
2004	1.49	369	1,097
2005	1.65	361	1,045
2006	1.60	371	1,042

[1]*Does not include bauxite residue. Increase in 2006 due to the temporary suspension of some spent pot lining recycling.*

Spent Pot Lining Generated
(kilograms per metric ton of aluminum produced)


2000
20.7
2002
23.1
2003
20.8
2004
21.6
2005
21.0
2006
20.0
0
5
10
15
20
25

Bauxite Residue Generated
(tons per ton of alumina produced)


2000
1.25
2002
1.28
2003
1.31
2004
1.27
2005
1.31
2006
1.38
0
0.5
1.0
1.5



Health & Safety

HEALTH

To achieve our ideal state of zero work-related illnesses and injuries and improved health and well-being for all employees, we strive to identify and quantify health risks in the following categories:

- Chemical, physical, and biological agents present in Alcoa locations from our manufacturing processes, operations, or products.
- Work-related injury that may be triggered or exacerbated by non-workplace factors.
- Acute and chronic disease that may be associated with, or impacted by, workplace factors.

With the health risks identified, we systematically eliminate or control the identified risks through a balanced scorecard approach to planning. We establish and track long-term and incremental targets to quantitatively monitor progress toward achieving our stated goals and the ideal state. Global cross-functional lead teams are commonly established to comprehensively address specific target areas, such as ergonomics.

The following are key achievements:

- Through the end of 2006, we had 4% fewer employees working in areas with exposures above the occupational exposure limits for noise, with the same reduction for chemicals.
- Our overall reported annualized incident rate of new work-related hearing shifts declined 44% between 2003 and 2006.
- In 2006, 97% of our locations had an established occupational medicine program, and we completed 93% of the required medical evaluations.
- Between 2002 and 2006, the proportion of all recordable injuries that were ergonomic-related declined 44%; the proportion of lost work-day cases due to ergonomic issues fell 22% during the same period.
- Through 2006, 95% of established global locations had employee assistance program (EAP) services, and 96% had health promotion activities against targets of 100% for each.
- Through the end of 2006, 94% of established global locations had a plan in place to achieve our influenza vaccine and smoking cessation objectives.



Wayne Osborn
Managing Director, Alcoa of Australia

"Sustainability is the key success factor in our ability to operate and grow, and our performance is judged by the communities in which we operate."

SAFETY

Successful safety systems are built on a foundation of values and principles, with the cornerstones being anchored in place by people, trust, and production system stability.

The following are the four main activities undertaken in support of our safety system:

- Assessing the risks, aspects, and impacts associated with our products, services, and operations;
- Developing and implementing operational controls with built-in layers of protection;
- Monitoring and maintaining the risk assessment, controls, and implementation to ensure they are current and effective; and
- Reacting to correct gaps in our protective systems and continuously improve system stability.

We value human life above all else and believe that no one should have to pay for a mistake with their life. Unfortunately, six employees and contractors did in 2006, bringing the number of fatalities we have experienced between 2000 and 2006 to 31.

In 2006, a Global Fatality Prevention Team, sponsored by Alcoa's Executive Council, was charged with determining why our systems were failing to eliminate fatalities and to develop a plan to ensure that fatalities no longer take place in our organization. The team analyzed the details of all Alcoa fatalities over the last 30 years; worked with subject matter experts to identify program gaps for specific risk categories; and reviewed recent audits findings.

One of the team's recommendations was that the organization be more aggressive in managing risks consistent with Alcoa's EHS principle of valuing human life above all else. As a result, the level of global focus and attention directed at fatality prevention has increased significantly, with the objective of building a system and culture that is more robust in its ability to:

- Recognize risks and error-likely situations;
- Improve the effectiveness of pre-job briefings for high-risk tasks;
- Assess the risk for fatal or other high-potential consequences by job or task and routine or non-routine activities;
- Provide layers of protection from recognized risks;
- Stop the work when a risk is identified that cannot be eliminated or controlled;



Rudi Huber
President,
Alcoa European Region

"Sustainability is having perfect harmony between economic, social, and environmental responsibilities."

Focus on Key Injury Factors Reaps Double-Digit Improvements

A focus on the top four factors behind injuries at its nine plants around the world led Alcoa's Global Engineered Products (GEP) to a 58% reduction in its lost workday cases and a 24% reduction in the recordable injury cases in eight months.

Because employees manually handle a high volume of product, GEP had some of the highest injury numbers within the Alcoa system at the beginning of 2006. An analysis of safety data across the business and at each plant revealed that the following four factors contributed to the highest number of injuries:

- Employees new to the job;
- Hand and finger injuries, with the highest number being cuts and lacerations;
- Eye injuries, predominately related to foreign bodies sustained in key task; and
- Increased injuries during the second half of the month and at the end of a quarter.

Knowing that rapid injury reductions were required, GEP launched the Top Four Injury Reduction Initiative in April 2006 with the deployment of the safety STAR (stop, think, act, review) process through wallet cards, letters, signage, and stickers. Safety leadership training, a new-to-job training summit, increased employee communications, enhanced glove and eyewear use standards, and increased emphasis and focus on safety during the last two weeks of the month were additional tactics employed at the various plants.

From these focused activities and alignment across the business, GEP experienced best-ever monthly injury results in seven of the eight months following deployment of the Top Four initiative.

"The whole workforce has seen how truly hard we are trying to make it a safer place to work, and everyone wants to be part of it," said Keith Honicker, EHS safety liaison at the Cressona, Pennsylvania, USA, facility. "Before, no one on the floor seemed to care, because it seemed like we were just going through the motions. Now, I think that everyone feels as though their concerns are important and that they are being heard."

In addition to the steep reductions in lost workday and recordable injury cases, the business also achieved the following between April and December 2006:

- 80% reduction in eye injuries;
- 62% reduction in injuries to employees with less than six months on a job;
- 47% reduction in injuries occurring during the last two weeks of the month;
- 45% reduction in workers' compensation costs; and
- 7% reduction in hand and finger injuries.

"For the new people, we've learned to always be on the lookout for each other and to question how things work and why we do it the way we do," said Mark Bergeron, a one-year production employee at the Massena, New York, USA, location. "It's made us realize that we don't know everything that the more experienced employees know. We are safer, we don't rush, and we are more aware."

Adds Mike Perry, a 34-year production employee at the same location, "This has helped all of us refocus on what safety really means—why and how we do things."

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

- Apply lessons learned to predict areas of current and future vulnerability, and incorporate error-proofing;
- Pre-design tested and safe methods for performing job tasks;
- Improve the use of field observations on higher risk tasks as a means to monitor for potential deviations from safe and proven methods; and
- Address contractor and contracted services safety.

The Global Fatality Prevention Team, as well as focus teams in each Alcoa business group, continues to aggressively pursue a course of action that will move the company toward improved performance.


Total Fatalities
Employee
Contractor
2002
2003
2004
2005
2006
1 1
3 1
2 1
2 4
2 4
0
2
4
6
8
10


Lost Workday Rate
Alcoa
U.S. Manufacturing Average
2002
2003
2004
2005
2006
0.15
1.7
0.12
1.6
0.09
1.6
0.09
1.5
0.07
0
0.5
1.0
1.5
2.0

2006 Bureau of Labor Statistics U.S. manufacturing industry average not available. Lost workday rate represents the number of injuries and illnesses resulting in one or more days away from work with or without days of job transfer or restrictions per 100 full-time workers.


Total Recordable Rate
Alcoa
U.S. Manufacturing Average
2002
2003
2004
2005
2006
2.22
7.2
1.69
6.8
1.67
6.6
1.39
6.3
1.13
0
2
4
6
8

2006 Bureau of Labor Statistics U.S. manufacturing industry average not available. Total recordable rate represents the number of injuries and illnesses resulting in days away from work, job transfer or restriction, medical treatment, or other recordables per 100 full-time workers.

Our People



Our people are the foundation of our success throughout the world. Our goal is to attract, develop, and retain the best talent and create an environment that enables each employee to contribute to our collective success.

We are creating a work environment where:

- Alcoa has become a preferred employer with a diverse and skilled workforce accountable to clear standards;
- Work is done in an Alcoa Business System environment, where feedback, problem solving, and process improvements are built into the daily routine;
- Pay, recognition, and career development are linked to delivering business results; and
- The Alcoa values and employee pride inside and outside the workplace are evident across the organization.

To reach this target, our HR function is partnering with the business units to set specific actions, timetables, and metrics that provide direction and measurement against progress. There are challenges that must be overcome, and these include the global nature of the company, differing cultural issues and governmental regulations, and our decentralized structure.

Working together, we are confident that we can focus on growth, attract and retain diverse talent, maintain an engaged workforce, and develop the leaders for today and for our future—both in the community and at work.

DIVERSITY & INCLUSION

Our strength as a company is the many perspectives that our people bring to the workplace. This is how we define diversity.

In 2006, we developed and implemented a corporate strategy to enhance our global success through greater reliance on the capabilities and talents of our increasingly diverse workforce. Each of our business and resource units has a diversity performance initiative aligned with our corporate diversity and inclusion strategy. Through awareness, education efforts, and our employee network groups, we are focused on workforce representation to make sure we benefit from our diversity.

Other developments in 2006 include the following:

- The Alcoa Women's Network added nine chapters, reached more than 1,300 members, and held its Women's Leadership Conference (more than 150 women representing 16 countries participated in the conference);
- The Alcoa African Heritage Network launched its first local chapter in Pittsburgh and created a personal development program for its members; and
- We created and staffed the position of director, workforce diversity.



Bill O'Rourke
President,
Alcoa Russia

"We have to recognize our responsibility to always behave in a manner that is 'right.'"

Number of Employees


2002
127,000
2003
120,000
2004
119,000
2005
129,000
2006
123,000
0
50,000
100,000
150,000

Alcoa does not aggregate global data differentiating part-time from full-time employees.

Alcoa Women in Leadership Positions

	Manager (percent)	Senior Managers (percent)	Executives (percent)
1999	9	7	2
2005	14	10	8
2006	14	10	9

COMPENSATION

Our compensation programs have a significant impact on our people, performance, and capability to meet the expectations of our internal and external stakeholders. These programs are designed to support our business strategy by rewarding behaviors that deliver results against business goals.

We use a total compensation approach in each of our respective global markets. This incorporates base and variable pay, benefits, and other incentives, where appropriate. We also ensure that our compensation meets or exceeds the legal minimums and is in full compliance with all applicable laws.

A growing tightness in the market for leadership talent has resulted in more pressure to attract new talent and retain our existing leaders.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

In light of escalating benefit costs, we are also evaluating new ways to make our benefit programs effective for our employees while limiting long-term liability for Alcoa.

A study conducted by Yale University and published in the November/December 2006 issue of *Health Affairs Journal* shows how we were able to use different cost-sharing approaches in our employee benefits plans to encourage employee use of preventive care services while at the same time helping control the company's overall health care costs.

Alcoa Labor Costs
(billions of US dollars)


2002
5.5
2003
6.1
2004
6.3
2005
6.6
2006
6.7
0
2
4
6
8

Includes salaries plus employee expenses for external training, transfer and relocation, expatriate costs, workers' compensation, travel, recognition and rewards, medical expenses, meals, recruitment, transportation, education, work clothes, retiree medical, and other employee-related expenses. Excludes contract and temporary labor and computer- and communications-related expenses.

TALENT MANAGEMENT

The next 10 years will see dramatic changes to the global labor market due to retiring baby boomers and fewer entries into the workforce in several regions. We are keenly aware of the changing climate with respect to the labor market, and we have adopted an approach that has four key elements: acquisition, assessment, development, and retention/deployment.

In 2006, we conducted our first global employee engagement survey—Global Voices, One Company—that was delivered in 13 languages using both web-based and paper surveys. The overall response rate was 70%, with an employee engagement index score of 49% favorable. This will serve as our baseline score for an annual process, and we will use the survey results to identify internal best practices for increasing employee engagement. Action items will be identified based on survey feedback, and we will work to improve year-over-year results.

Increasing employee engagement will result in improvement in critical performance areas, such as retention, absenteeism, and productivity.

Partnership Brings Training to Amazonian City

To overcome the lack of infrastructure to train local people to work in a new bauxite mine and the service industry that will support it, Alcoa partnered with private training organization Senai to bring the school ship Samaúma to a remote Amazonian area in Juruti, Brazil.

Alcoa is providing the funding for the training, which will help create a skilled labor force for the construction and operation of the mine's industrial plant. The company has also committed to investing in the construction of a permanent school in the municipality for the training of adults and apprentices. Senai will develop and conduct the courses. During the two-year partnership, 1,300 workers will benefit from 15,900 hours of training.

The initial training, conducted from May to June 2006 on the Samaúma, focused on the community's general needs, such as baking, basic information technology, bicycle maintenance, etc. In September 2006, courses started for builders, carpenters, metal workers, and topography assistants in a temporary structure. Future training will be programmed for heavy machine operators, welders, industrial electricians and plumbers, administrative assistants, and more.

"I've never seen a city so full of expectations," said Tarcísio Costa Pará, a Juruti citizen who attended the training courses. "Alcoa's support in bringing the Senai courses to the municipality is proof that it is a serious company. We know that the city lacks labor, and only education will be able to give us the chance to participate in the benefits of the project."


SENAI
PETROBRAS



Community

Community matters to Alcoa. Communities hold our franchise to operate, and we need their resources, infrastructure, markets, and workforce to thrive. We owe them our integrity, our careful stewardship of the environment, and our ability to offer jobs and community support. It's a mutual compact serving mutual interests. It lasts over time. It's expressed in our values and goes further to support our sustainability goal of delivering net long-term benefits to our many stakeholders.

COMBINED COMMUNITY INVESTING

Each year, Alcoa and Alcoa Foundation together donate millions of dollars in community investment grants in communities in which Alcoa operates worldwide. In 2006, our combined giving totaled more than US$42 million. Alcoa Foundation provided more than US$26 million in grants in 32 countries where Alcoa operates, with Alcoa and Alcoa-related foundations awarding another US$16 million in a wide range of grants to partner non-governmental organizations around the world.

Major community programs and grants for both Alcoa and Alcoa Foundation in 2006 include the following:



Nathalie Perreault
Process Engineer,
Baie-Comeau, Canada

"Sustainable development means getting involved in my community and acting responsibly in my day-to-day work."

- Alcoa Foundation continued to develop its US$8.6 million Conservation and Sustainability Fellowship Program to advance knowledge in the field of conservation and sustainability through research fellowships to outstanding academics and practitioners from non-governmental organizations. In November, more than 140 people attended the program's first Advancing Sustainability Conference, held in Brussels.
- World Resources Institute (WRI) received a US$1,125,000 three-year grant from Alcoa Foundation for activities under programs in three key areas where sustainable solutions can reverse harmful global environmental trends—global climate change, sustainable mobility and enterprise, and community development. Activities will be implemented in the United States, China, and selected countries in Latin America.
- Temple University Beasley School of Law received an Alcoa Foundation grant for US$100,000 in support of the school's Judicial Education Program, which offers short-term educational opportunities for judges in the People's Republic of China.
- Alcoa and Alcoa Foundation sponsored *Russia!*, the most comprehensive exhibition of Russian art ever assembled in the United States, at the Guggenheim Museum in New York from September 2005 through January 2006. Both also sponsored an extensive exhibition of Andy Warhol's work for a tour of three major Russian cities that began in September 2005 and ended in March 2006.
- In Mexico, Alcoa Foundation awarded a US$236,681 multi-year grant to Cooperative Housing Foundations with multi-community participation to address the difficulties that low-income families have in obtaining decent housing in the cities of Acuna, Juarez, and Piedras Negras.

Combined Community Giving *(US dollars)*

	Alcoa Foundation	Other Related Foundations	Alcoa	Excess FMV of Donated Property	Total
2002	17,211,415	536,022	11,355,071	5,650,000	**34,752,508**
2003	14,970,191	517,000	11,069,967	265,405	**26,822,563**
2004	17,000,536	533,707	10,691,586	556,770	**28,782,599**
2005	22,751,132	646,629	16,311,579	272,122	**39,981,462**
2006	26,065,078	836,060	15,425,314		**42,326,452**

In 2006, Alcoa discontinued collecting data on excess fair market value (FMV) of donated property.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.



Land Reuse Project Brings Sustainable Income, Environmental Protection to Guinea Community

Cashew trees planted on the site of an abandoned sand quarry will bring sustainable income to the women of a rural Guinea community while also providing protection for both the land and its inhabitants.

In late 2005, Alcoa Foundation presented a US$20,000 grant to the Association of Women in Mining and Environmental Protection, also known as AFEME, to restore 10 hectares (25 acres) of the quarry. The quarry had been created by the local community to provide sand for housing and other construction.

"The sand quarry contributed to the deforestation of the area and caused land degradation," said Mariama Cire Diallo, vice president of AFEME. "The open pits were also dangerous for both humans and cattle. Many accidents were recorded because of these pits, and some were fatal."

Planting trees on the site will not only restore the vegetation and protect the environment but also provide the community with a sustainable income stream through the sale of the cashew nuts. The Community Women's Group of Bintimodia is responsible for tending to the trees and harvesting the nuts each year. The income generated will be dispersed among the group's participating members.

"This project will help me take better care of my family," said Mariama Cire Barry, a member of the group. "With the income I may get through the harvest each year, I can buy school uniforms and other items for my children."

In late 2006, Alcoa employees in Guinea volunteered to participate in an AFEME-led clearing activity at the cashew plantation as part of Alcoa's 2006 Month of Service.

EMPLOYEE VOLUNTEER INITIATIVES

Our social commitment is evidenced in more than grantmaking. Employee volunteerism offers a growing and global aspect of our engagement with communities.

In 2006, 8,264 employees provided 35,487 hours of community service through the ACTION program, earning the organizations they served nearly US$1.6 million in grants. The program encourages teams of five or more Alcoa employees to spend a minimum of four hours on a community service project for a local nonprofit organization or non-governmental organization. As recognition of their efforts, Alcoa will make a grant to the organization.

We also provided nearly US$1.2 million in Bravo! grants to nonprofit and non-governmental organizations to recognize nearly 470,000 volunteer hours by our employees. In addition, more than 15,000 Alcoa employees from 36 countries and more than 200 communities volunteered their time as part of the October 2006 Month of Service. Expansion of this program in 2006 from a week to a month nearly doubled participation and ensured a diversity of volunteering efforts and engagement from employees, families, and community members.

COMMUNITY CONSULTATION

Alcoa locations are part of the total social fabric in the communities where we operate. Our neighbors rely on us, and we rely upon them. We cannot expect to grow and prosper without the support of our plant communities. And when these communities have a problem, it is also our problem. We have learned that it is much easier to solve a problem—theirs or ours—with friends than with complete strangers.

We have excellent examples of relationship building in many locations where we operate. However, we need to continue improving so that our work with the community generates lasting value. The Alcoa Community Framework—a tool and process used to facilitate and measure ongoing relationship-building and communications between Alcoa and its community stakeholders—helps us do this by establishing a consistent level of community citizenship for every Alcoa operating location.

In 2006, we continued the rollout of the framework in Africa, Asia, the Caribbean, Europe, and South America. About 85% of our worldwide operating locations had established community programs as of year end.

In the United States, 52% of our locations have a formal community advisory board to provide a forum for ongoing interaction between the plants and area residents. All of our Australian locations have established community consultative networks consisting of Alcoa and community representatives to work together on important issues, including sustainability, environmental effects, local employment, and Alcoa sponsorship and partnership programs.

In Canada, the Sustainability Advisory Committee—eight stakeholders representing key perspectives and five Alcoa representatives—was formed in 2006 to advise Primary Metals Canada on how best to integrate sustainability to meet the expectations of society.

In-depth community consultation is an important component for any new project we undertake anywhere in the world, as well as for expansions and upgrades at existing facilities. In 2006, we continued our consultations for new projects in east Iceland (smelter), Brazil (bauxite mining), Trinidad (smelter), and Guinea (refinery), and we initiated community engagement in Ghana (refinery) and north Iceland (smelter).

Project consultation requires open and transparent dialogue, often over extended periods of time. This is sometimes not easy, especially when there are strongly differing views within respective stakeholder groups. Faced with this in Trinidad, we initiated six public meetings or open houses, hosted local community members—including representatives of print and electronic media—on a visit to the Alcoa smelter in São Luís, Brazil, and undertook numerous engagements with smaller groups and individuals in 2006. We remain committed to engaging all key stakeholders in a constructive manner as projects advance from site selection and permitting through construction and eventual start-up.

Additional information about our community consultation, including a partial listing of stakeholders we have consulted or partnered with on sustainability issues, can be found in our online sustainability reporting.

Employee Volunteers Take Action at Honduras Children's Shelter

Through the actions of employee volunteers from the Alcoa facility in Choloma, Honduras, children at the nearby El Refugio shelter are playing and studying in freshly updated and outfitted facilities.

El Refugio is a permanent home for children who are orphaned, abandoned, abused, unable to be raised by their families, or at social risk. In June 2006, a dozen Alcoa employees painted the shelter's classrooms and chairs, had lunch with the children, and played a game of soccer with the younger shelter residents during a one-day ACTION project.

In December 2005, Alcoa Foundation donated funds, computers, and Internet access for a play activities room.

"Our relationship with Alcoa and its employees is very important, because it allows us to develop projects that benefit our children," said Christof Olivier Wittwer, executive director of El Refugio. "The new play room, computers, and Internet access substantially improve the children's education and better prepares them for the future. Alcoa's efforts form the basis for new educational projects, because we can use the resources provided."

The work is not finished, as Alcoa employees continue to schedule Bravo! projects at the shelter.





Economic

We understand the importance of the economic value we generate to our customers, shareholders, employees, and the communities in which we operate. Disciplined financial management is essential to ensure long-term success for all, and we maintain stringent financial controls, a strong dedication to financial returns, and an intense focus on creating value through top-line growth, strategic capital spending, and cost-reduction activities.

The financial challenges we face in today's global marketplace are many, and they are varied. In 2006, we continued to face significant pressures from higher raw material and energy costs and other cost inflation. We were able to offset most of the cost increases through an improved mix, higher volumes, and improved productivity.

We worked vigorously in 2006 to overcome these challenges. Highlights of our performance include the following:

- Highest annual sales in our company's history—US$30.4 billion, which reflects revenue growth of 19% over 2005;
- Record income from continuing operations of US$2.2 billion, or US$2.47 per diluted share;
- Cash from operations of US$2.6 billion, which is the second highest in company history; and
- Debt-to-capital ratio of 30.6%, which is at the low end of our target range.

We will continue to work on globalizing our footprint by entering new markets while also growing our existing market share by delivering new products and applications.

SHAREHOLDER VALUE

We are focused on generating above cost of capital returns, driving year-over-year earnings per share growth and maximizing total shareholder returns. Our strong financial track record has positioned us to achieve our primary financial goal—creating significant value for our shareholders.

While we were not satisfied with our total shareholder return in 2006, we continued to outperform direct competitors on return on capital (ROC) and cash flow generation while building for the future and delivering today. In 2007, we will continue to push for improvements in areas such as working capital turns, fixed-cost reduction, delivery on our construction and start-up projects, and innovation and application technologies. We are taking the right actions for today and tomorrow for our shareholders while we invest in our future.

Distributions to Shareholders

	Dividends[1] *(millions of US dollars)*	Dividends Paid per Common Share *(US dollars)*
2002	509	0.60
2003	516	0.60
2004	524	0.60
2005	524	0.60
2006	524	0.60

[1]*Includes dividends to both common and preferred shareholders.*

CUSTOMERS

We must focus on capturing profitable, organic growth by expanding business with our existing customers and adding new customers, particularly in fast-growing global markets. In 2006, our revenues reached US$30.4 billion—a 19% increase over 2005.

Our goal is to grow the enterprise and our non-primary aluminum businesses at a rate that significantly exceeds the natural growth rates of the markets in which we choose to participate. To consistently achieve this, we work with our customers to better understand and then meet their needs so they can differentiate themselves in the marketplace and experience above-market growth as well. We also must support the commercial function of our businesses, which ultimately set their own strategic direction and maintain profit and loss accountability in Alcoa's decentralized structure.

While this decentralized structure gives our businesses broad flexibility and agility in serving their markets and customers, it can create barriers to leveraging data, products, and cross-business solutions. In response, our Growth & Market Strategy Group has implemented initiatives like market sector teams and the Alcoa Growth Process to provide a structured marketing approach across our global operations and help us find adjacent and new business opportunities that leverage our skills and market position.

We are also working with our customers to help them integrate sustainability into their products and ensure them of our commitment to sustainable practices within our own operations and products. In 2006, the Alcoa Closure Systems International facility in Colombia was assessed against the Supplier Guiding Principles of The Coca-Cola Company. This assessment was conducted by a recognized third-party assessor to determine our performance against basic human rights and labor rights standards as established by international norms and Colombian law. Our facility was found to be in full compliance with these standards and earned the highest rating available (case study available online).

Sales

	Sales (billions of US dollars)	Third Party Aluminum Shipments (thousands of metric tons)	LME[1] (US dollars per metric ton)
2002	19.2	5,178	1,365
2003	20.3	4,987	1,428
2004	22.6	5,061	1,721
2005	25.6	5,459	1,900
2006	30.4	5,545	2,594

[1]Average three-month aluminum price on the London Metal Exchange.
Data changes from prior reporting due to reclassification of discontinued operations.

PROCUREMENT

Procurement at Alcoa is a global function focused on delivering world-class solutions that drive increasing, sustainable value at a lower total cost to our businesses and communities.

Since 2001, we have worked to transform our procurement from a location-based, tactically focused organization to world-class global supply management. We have also embedded sustainability in the way we do procurement, making it an integral part of our organizational structure and core processes.

Key sustainability activities include being an active participant in the Institute for Supply Management's Committee for Social Responsibility, using a robust review process to ensure new suppliers adhere to our human rights policy, extending Alcoa's safety value to suppliers, and implementing a supplier diversity program that encourages diverse companies to develop relationships with Alcoa.

We do face challenges in our procurement efforts. These include managing a globally diverse portfolio of spend; fluctuating commodity markets; changing business conditions and requirements with acquisitions and divestitures; conducting business in emerging markets like Russia and China; establishing and managing globally consistent business controls and practices; and balancing near-term business needs with long-term company and organization requirements.

Alcoa Supplier Helps Employees Help Themselves

Give a man a fish, and you'll feed him for a day. Teach a man to fish, and you'll feed him for a lifetime.

This well-known proverb is also a business principle for Norfil, a Baie-Comeau, Quebec, Canada, enterprise that sells 75% of its protective clothing and equipment to Alcoa. About 80% of the company's 60 employees have mental or physical limitations that would normally limit their ability to find jobs.

Norfil invests four to six months in training so the employees can earn a living manufacturing Norfil's protective products, ranging from anti-dust masks to coveralls to aluminized items for heat protection. The employees are supported in their jobs by experienced seamstresses who provide professional guidance.

"Norfil has helped me learn to take initiative," said Diane, a Norfil employee. "I work seven hours a day, and I am very proud of my work. I really like it a lot."

Adds Dany, "I didn't have any education. Before I came to Norfil, no matter what I did, I always seemed to be going backwards. Now, I come to work happy and with a smile on my face. I'm very proud to see the name Norfil on my uniform."

Awards & Recognition

We measure our sustainability progress in many ways, including the awards and recognition we receive from external organizations and that which we grant internally to recognize outstanding performance at individual, team, and organizational levels.

Here are a few examples of corporate-wide awards we earned in 2006 and early 2007. A complete listing of internal and external awards can be found on www.alcoa.com under Sustainability.

2007

One of the Most Sustainable Corporations in the World
Corporate Knights and Innovest

Top Ten Company
2006 Covalence Ethical Ranking
(Also #2 in best ethical score; #3 in best ethical progress; and #1 in the mining/metals sector)

One of the World's Top 50 Low-Carbon Pioneers (# 3)
CNBC European Business

Most Admired Companies
Fortune Magazine



Rafiou Barry
Vice President, Alcoa Guinea

"Sustainability is all about taking care of Mother Nature and human beings while delivering products of the best quality."

2006

Dow Jones Sustainability Index
(fifth year)

Excellent Standard of Corporate Governance
GovernanceMetrics International

Best Ethical Score among 18 International Metals/Mining Companies
Mining & Metals Industry Report Prepared by Covalence

One of the Most Sustainable Corporations in the World
Corporate Knights and Innovest

Top Ten Company
2005 Covalence Ethical Ranking
(Also #8 in the best ethical score; #3 in the best ethical progress; and #1 in the mining/metals sector)

Top Company on Climate Change and Governance
Ceres

Second Ranked American Company in the Metals, Mining, and Crude-Oil Sectors for Environmental and Sustainability Reporting
The Roberts Environmental Center

"Best of the Best" Blue-Ribbon Company
Fortune Magazine

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Alcoa
390 Park Avenue
New York, NY 10022
USA

Phone: 1 212 836 2600
Fax: 1 212 836 2818

Internet: www.alcoa.com

To provide feedback on Alcoa's sustainability report, please send an e-mail to sustainability@alcoa.com or complete our online survey at www.alcoa.com/go/sustainabilitysurvey.

PRINTED WITH SOY INK

Printed on paper that is 100% recycled, post-consumer fiber, Green Seal certified, and made with windpower.